Exhibit 10.1

EXECUTION VERSION

FIRST AMENDMENT TO CREDIT AGREEMENT AND RATIFICATION

dated as of November 10, 2014

Among

IDENTIV, INC.,

as the Borrower,

HIRSCH ELECTRONICS LLC, and

IDONDEMAND, INC.,

as the Guarantors,

and

OPUS BANK

as Lender

Re Credit Agreement dated as of March 31, 2014

FIRST AMENDMENT TO CREDIT AGREEMENT AND RATIFICATION

This First Amendment to Credit Agreement and Ratification dated as of November 10, 2014 (this “Amendment”) is by and among (a) IDENTIV, INC., a Delaware corporation formerly known as Identive Group, Inc. (the “Borrower”), (b) HIRSCH ELECTRONICS LLC, a Delaware limited liability company and IDONDEMAND, INC., a Delaware corporation (each, a “Guarantor” and collectively, the “Guarantors”), and (c) OPUS BANK, a California commercial bank, as Lender (“Lender”). All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the below defined Loan Agreement.

WITNESSETH:

WHEREAS, Borrower and Lender entered into that certain Credit Agreement dated as of March 31, 2014 (as amended, the “Loan Agreement”).

WHEREAS, each Guarantor delivered to Lender that certain Guaranty dated as of March 31, 2014 (each, a “Guaranty”).

WHEREAS, the parties hereto wish to (a) increase the Revolving Loan Commitment, (b) extend the Maturity Date of the Revolving Loan, (c) eliminate the amortization payment requirements for the Term Loan, (d) revise the Interest Rate, (e) amend the applicable time periods for certain financial covenants, and (f) remove certain Equity Securities held in the Borrower’s treasury from the Collateral.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

Section 1. Amendments. From and after the Amendment Effective Date, the Loan Agreement is hereby amended as follows:

(a) Section 1.01 of the Loan Agreement is hereby amended by deleting the definitions of “Asset Sale”, Collateral”, “Disposition”, “Interest Rate”, “Loan Documents”, “Maturity Date” and “Revolving Loan Commitment” in their entirety and inserting the following in lieu thereof:

““Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than Borrower or any Subsidiary), in one transaction or a series of transactions, of all or any part of Borrower or any of its Domestic Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Equity Securities of any Subsidiaries (but not including any Treasury Shares), other than (i) inventory or other assets (including Cash or Cash Equivalents) sold, transferred or otherwise disposed of in the ordinary course of business consistent with past practice, (ii) sales of other assets for aggregate consideration of less than $500,000 with respect to any transaction or series of related transactions and less than $1,000,000 in the aggregate during any fiscal year, (iii) leases, subleases, licenses and sublicenses, each to the extent entered into in the ordinary course of business and (iv) transactions permitted by Section 7.04(a) and Section 7.04(b).”

““Collateral” means all assets of the Borrower and the Guarantors in which a Lien has been granted to the Lender pursuant to the Collateral Documents to secure the payment and performance of the Obligations; provided, however, that in no event will Collateral include any Treasury Shares.”

““Disposition” or “Dispose” means the sale, transfer or other disposition (including any sale and leaseback transaction) of any property (but not including any Treasury Shares) by any Person, including any sale, assignment, transfer or other disposal with or without recourse of any notes or accounts receivable or any rights and claims associated therewith.”

““Interest Rate” means

(a) at any time when the Borrower has a Cash balance in the Designated Deposit Account of greater than $30,000,000, a fluctuating rate per annum equal to the higher of (i) the rate of interest in effect for such day as publicly announced from time to time by the Wall Street Journal as its “prime rate” (or the average prime rate if a high and a low prime rate are therein reported) plus 1.50% and (ii) 4.75%,

(b) at any time when the Borrower has a Cash balance in the Designated Deposit Account equal to or less than $30,000,000 but greater than $20,000,000, a fluctuating rate per annum equal to the higher of (i) the rate of interest in effect for such day as publicly announced from time to time by the Wall Street Journal as its “prime rate” (or the average prime rate if a high and a low prime rate are therein reported) plus 2.25% and (ii) 5.50%, and

(c) at any time when the Borrower has a Cash balance in the Designated Deposit Account equal to or less than $20,000,000, a fluctuating rate per annum equal to the higher of (i) the rate of interest in effect for such day as publicly announced from time to time by the Wall Street Journal as its “prime rate” (or the average prime rate if a high and a low prime rate are therein reported) plus 2.75% and (ii) 6.00%.”

““Loan Documents” means this Agreement, each Notice of Borrowing, each Note, each Guaranty, the General Security Agreement, any Landlord’s Agreement, the Stock Pledge Agreement, the Intellectual Property Security Agreement, the Perfection Certificate, the Deposit Account Control Agreements, the Securities Account Control Agreements, any other Collateral Document, the

Warrants, each certificate, each fee letter, and each other instrument or agreement (including, without limitation, any amendments) from time to time executed by Borrower or any of its Subsidiaries or any Senior Officer and delivered in connection with this Agreement.”

““Maturity Date” means (a) for the Revolving Loan, November 10, 2017, or such earlier date upon which the Commitments may be accelerated in accordance with the terms of this Agreement, and (b) for the Term Loan, March 31, 2017, or such earlier date upon which the Commitments may be accelerated in accordance with the terms of this Agreement.”

““Revolving Loan Commitment” means the commitment of the Lender to make Revolving Loans in an aggregate outstanding amount not to exceed $30,000,000, as such amount may be reduced from time to time pursuant to Section 2.05.”

(b) Section 1.01 of the Loan Agreement is hereby amended by adding the definition of “Treasury Shares” as follows:

““Treasury Shares” means any Equity Securities of Borrower repurchased by Borrower from a stockholder (as permitted by Section 7.06(c)(ii)) that are not cancelled but are instead held by Borrower as “treasury shares”.”

(c) Section 2.03(b) of the Loan Agreement is hereby amended by deleting the same in its entirety and inserting the following in lieu thereof:

“(b) [Reserved].”

(d) Section 5.09(a) of the Loan Agreement is hereby amended by deleting the same in its entirety and inserting the following in lieu thereof:

“(a) Borrower is not engaged, nor will Borrower engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Loan hereunder will be used for “purchasing” or “carrying” “margin stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of Regulations U or X of such Board of Governors. Following the application of the proceeds of each Borrowing hereunder, not more than 25% of the value of the assets of the Borrower and its Subsidiaries on a consolidated basis subject to the provisions of Section 7.02 (Liens) or Section 7.04 (Dispositions) or subject to any restriction contained in any agreement or instrument between the Borrower and Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(g) will be “margin stock”.”

(e) Section 7.06 of the Loan Agreement is hereby amended by deleting the same in its entirety and inserting the following in lieu thereof:

“7.06 Restricted Payments. Make any Restricted Payments, except that:

(a)(i) Borrower may pay dividends or other distributions payable solely in shares of capital stock of Borrower or any Subsidiary, (ii) Borrower may make Restricted Payments to a Guarantor and (iii) a Subsidiary may make Restricted Payments to Borrower or a Guarantor;

(b) Borrower may distribute rights pursuant to a shareholder rights plan or redeem such rights, provided that such redemption is in accordance with the terms of such shareholder rights plan; and

(c) Borrower may make Restricted Payments (i) in connection with or pursuant to any of its Employee Benefits Plans or in connection with the employment, termination or compensation of its service providers, employees, officers or directors, and (ii) to repurchase Equity Securities of the Borrower which a stockholder is selling whether such repurchase is pursuant to a repurchase right or otherwise, provided, however, that with respect to (c)(ii) above, such Restricted Payments may not exceed $10,000,000 in the aggregate prior to the Maturity Date for the Revolving Loan.”

(f) Section 7.11 of the Loan Agreement is hereby amended by deleting the same in its entirety and inserting the following in lieu thereof:

“7.11 Financial Covenants.

(a) Tangible Net Worth. Permit the sum of the Consolidated Tangible Net Worth plus the amount shown on the Borrower’s current balance sheet for the 1994 Settlement Agreement to be less than the sum of $7,950,000 plus, an amount equal to 50% of the amount of any Cash proceeds from any equity or Subordinated Debt issued by the Borrower after the Closing Date as of the end of any fiscal quarter of the Borrower measured quarterly beginning at the end of the fiscal quarter ending March 31, 2014 up to and including the fiscal quarter ending December 31, 2015.

(b) Maximum Senior Leverage Ratio. Permit the Senior Leverage Ratio to be greater than 2.50 to 1.00 at all times beginning at the end of the fiscal quarter ending March 31, 2016.

(c) Minimum Asset Coverage Ratio. Permit the Asset Coverage Ratio (measured monthly beginning at the end of the first full month after the Closing Date) to be less than 1.10 to 1.00 at all times.”

Section 2. Upfront Fee. In consideration of the execution and delivery of this Amendment by the Lender (and the agreements made herein), the Borrower agrees to pay to Lender an upfront fee (the “Upfront Fee”) in an amount of $100,000 which is equal to thirty-three and one-third (33 and1/3) basis points of the Revolving Commitment as amended hereby, on or before the Amendment Effective Date.

Section 3. Representations and Warranties. Each Guarantor and the Borrower hereby represents and warrants to Lender as follows:

(a) After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing (or would result from the amendment of the Loan Documents contemplated hereby).

(b) The execution, delivery and performance by each Guarantor and the Borrower of this Amendment has been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable.

(c) This Amendment and each of the other Loan Documents (as amended by this Amendment) constitute the legal, valid and binding respective obligations of each Guarantor and the Borrower, enforceable against it in accordance with their respective terms.

(d) All representations and warranties of each Guarantor and the Borrower in the Loan Documents (each as amended by this Amendment) are true and correct in all material respects as of the date hereof (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date).

(e) Each Guarantor and the Borrower is entering into this Amendment on the basis of its own investigation and for its own reasons, without reliance upon Lender or any other Person.

(f) Each Guarantor and the Borrower’s respective obligations under the Loan Agreement, each Guaranty and under the other Loan Documents, as applicable, are not subject to any defense, counterclaim, set-off, right of recoupment, abatement or other claim.

Section 4. Continuing Effectiveness; Ratification of Loan Documents. As herein amended, each of the Loan Documents (including, without limitation, each Guaranty) shall remain in full force and effect and each of the agreements, guarantees and obligations contained therein (as amended hereby) is hereby ratified and confirmed in all respects.

Section 5. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.

Section 6. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

Section 7. Successors and Assigns. This Amendment shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

Section 8. Effectiveness. The agreements set forth herein shall become effective on the date (the “Amendment Effective Date”) when the Lender shall have (a) executed this Amendment, (b) received counterparts of this Amendment executed by Borrower and each Guarantor, (c) received payment of the Upfront Fee referred to in Section 2 hereof, (d) received, in form and substance satisfactory to Lender and its legal counsel, each of the items required by Section 4.01(a)(vi), (vii), (ix) (provided, however, that the “Date of Last Financials” shall be deemed to be June 30, 2014) and (xiv), all dated as of the Amendment Effective Date,(e) received a replacement Note for the Revolving Loan reflecting the increased Revolving Loan Commitment, and (f) payment of all reasonable fees and expenses of Lender as required by Section 9.03 of the Loan Agreement.

Section 9. Entire Agreement. This Amendment constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first set forth above.

IDENTIV, INC., a Delaware corporation, as the Borrower

By:	/s/ Brian Nelson
Name: Brian Nelson
Its: Chief Financial Officer

HIRSCH ELECTRONICS LLC, a Delaware limited liability company, as a Guarantor

By:	/s/ Brian Nelson
Name: Brian Nelson
Title: Chief Financial Officer

IDONDEMAND, INC., a Delaware corporation, as a Guarantor

By:	/s/ Brian Nelson
Name: Brian Nelson
Title: Chief Financial Officer

OPUS BANK, as Lender

By:	/s/ Kevin McBride
Printed Name: Kevin McBride
Its: Managing Director